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                                                                (WILLIAMS LOGO)


NYSE: WMB



DATE:             May 13, 2003

                     WILLIAMS REPORTS FIRST-QUARTER RESULTS;
     COMPANY MARKS PROGRESS ON LIQUIDITY PLAN AND SHIFT TO NATURAL GAS FOCUS

         TULSA, Okla. - Williams (NYSE:WMB) today announced a first-quarter unaudited 2003 loss from continuing operations of $57.7 million, or 13 cents per share, compared with restated income from continuing operations of $98.4 million, or 5 cents per share, for the same period last year.

         Income from discontinued operations for first-quarter 2003 was $4.5 million, or 1 cent per share, compared with restated income from discontinued operations of $9.3 million, or 2 cents per share, for the same period last year.

         Discontinued operations in 2003 include a refinery and retail travel centers, both of which Williams sold in the first quarter, a bio-energy business that the company expects to complete the sale of in the second quarter and a soda-ash mining operation. The 2002 amounts have been restated for discontinued operations, which also include the Kern River, Central, Mid-America and Seminole pipelines that were divested last year.

         Overall, Williams reported an unaudited first-quarter 2003 net loss of $814.5 million, or $1.59 per share, compared with net income of $107.7 million, or 7 cents per share, for the same period last year.

         Consistent with its previous guidance on this issue, the company recorded an after-tax charge of $761.3 million, or $1.47 per share, to reflect the cumulative effect of new accounting principles that Williams adopted Jan. 1 as required. The primary component is a $762.5 million charge associated with the adoption of Emerging Issues Task Force (EITF) Issue 02-3, "Issues Related to Accounting for Contracts Involved in Energy Trading and Risk Management Activities."

         Recurring income from continuing operations in the first quarter of 2003 was approximately $22 million, or 4 cents per share, compared with a restated $240.2 million, or 46 cents per share, in the same period last year. A reconciliation of the company's loss from continuing operations to its recurring income accompanies this news release.

         Williams' core businesses in natural gas production, gathering and processing, and pipeline transportation produced combined segment profit of $327.6 million in the first quarter 2003, compared with a restated $339.9 million for the same period last year. The first-quarter 2003 results include a $109 million pre-tax impairment charge related to terms of the April agreement to sell Texas Gas Transmission Corp.

         "We've already made a lot of headway this year in terms of executing our business plan. We have actively managed and increased our liquidity, aggressively transformed our business focus and led the company with determined financial discipline," said Steve Malcolm, chairman, president and CEO.

         "We are making clear progress toward a Williams that is defined once again by our businesses and the value they create. Of Williams' core businesses, Midstream and Exploration & Production performed significantly better in



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the first quarter than a year ago. While the operating results of Gas Pipeline were reduced by a charge for an asset sale, performance from both the Transco and Northwest pipelines was higher than the first quarter of last year."

1Q 2003 RESULTS FOR CORE BUSINESSES

         "Our core businesses performed very well during the first quarter of 2003. They are healthy, profitable businesses that tap some of the most active producing areas in the United States and serve some of the nation's largest markets. These are the businesses that define Williams' future," Malcolm said.

         GAS PIPELINE, which provides natural gas transportation and storage services, reported first-quarter 2003 segment profit of $94.6 million vs. a restated $179.3 million for the same period last year.

         First-quarter 2003 segment profit includes a pre-tax charge of approximately $109 million related to terms of an April agreement to sell Texas Gas. The buyer of Texas Gas has agreed to pay $795 million in cash and assume $250 million of debt. The sale is expected to close on May 16.

         Favorable results that increased segment profit in the current period include higher demand revenues from new expansion projects; higher rates on the Transco system in connection with rate proceedings that became effective in late 2002; and reduced operating and general and administrative expenses.

         Partially offsetting these segment-profit increases were lower equity earnings from Gulfstream, a 50-percent owned pipeline, and the effect of the sale of the Alliance pipeline interest in October 2002.

         EXPLORATION & PRODUCTION, which includes natural gas production and development in the U.S. Rocky Mountains, San Juan Basin and Midcontinent, reported first-quarter 2003 segment profit of $126.1 million vs. $106.3 million for the same period last year.

         The nearly 19 percent increase is primarily the result of realizing higher net-average prices for unhedged natural gas production.

         Partially offsetting the increase was a 6 percent decrease in net domestic production volumes primarily reflecting the sale of certain properties in the third-quarter 2002, although nearly 75 percent of the daily production associated with the sold properties was replaced by new production.

         MIDSTREAM GAS & LIQUIDS, which provides gathering, processing, natural gas liquids fractionation, transportation and storage services, reported first-quarter 2003 segment profit of $106.9 million vs. a restated segment profit of $54.3 million for the same period last year.

         The nearly doubling of segment profit reflects the benefit of higher natural gas liquids margins, primarily from the company's processing plants in the western United States. Factors generating increased margins at those facilities are higher natural gas liquids sales prices and a favorable basis differential for natural gas within the Rocky Mountain states.

         Also contributing to Midstream's increased segment profit was the contribution of new deepwater operations.



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1Q RESULTS FOR OTHER INVESTMENTS AND BUSINESSES

         WILLIAMS ENERGY PARTNERS (NYSE:WEG), which includes the company's investment in the independently operated master limited partnership, reported first-quarter 2003 segment profit of $35.4 million vs. restated segment profit of $26.9 million for the same period last year.

         On April 21, Williams announced that it had agreed to sell all of its
54.6 ownership stake in the master limited partnership, including its general partner interest, for $512 million in cash plus other consideration and the assumption of $570 million of debt from Williams' consolidated balance sheet. The sale is expected to close in the second quarter.

         ENERGY MARKETING & TRADING reported a first-quarter 2003 segment loss of $136.4 million vs. segment profit of $283.1 million for the same period last year.

         On a comparative basis, the decline primarily reflects the absence of significant power and natural gas origination activities and is impacted by the application of new required accounting pronouncements that became effective Jan. 1, 2003.

         In addition to reduced origination revenues, the operating loss for 2003 includes a $37 million charge associated with additional refund liability from recent FERC clarifications, mark-to-market losses in its interest rate portfolio and expenses associated with workforce reductions. The company also recorded in investing income $33 million of interest income in the first quarter 2003 as a result of the same FERC clarifications, associated with amounts due from counterparties.


         As a result of adopting EITF 02-3, the activities of Energy Marketing & Trading are reported on a significantly different basis from that of prior periods, including:


         o A significant portion of the portfolio activity is now reported under the accrual method of accounting, rather than on a fair-value basis as in prior periods.

         o Revenues and costs of sales associated with certain contracts are now reported on a gross basis, resulting in a significant increase in these items associated with this segment. In prior periods, these revenues were reported net of associated costs of sales.

         PETROLEUM SERVICES reported first-quarter 2003 segment profit of $22.1 million vs. $22.6 million for the same period last year. This segment includes Williams' refining and retail operations in Alaska and the company's interests in two liquids pipelines.

         The segment-profit decrease reflects the impact of an $8 million impairment charge associated with the Alaska assets, offset by higher operating profit from the Alaska refining operations. As previously announced, Williams has identified the Alaska assets among those it plans to sell.

LIQUIDITY

         As of April 30, Williams had total liquidity of approximately $1.8 billion, consisting of $1.4 billion in cash and $400 million in available credit. In addition, the company expects to realize approximately $2 billion in cash



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during May and June from the closing of asset sales it already has announced.
Approximately $560 million of the proceeds are contractually required to reduce debt.

         "The timeliness of our asset sales and the market values we're receiving are providing the liquidity we expected to stabilize our finances," Malcolm said. "Our financial strategy is to create and maintain sufficient liquidity from all available sources, de-leverage our company through the asset sales we have already outlined, refinance upcoming debt maturities where financially prudent to manage liquidity, and continue to cut costs."

         Williams has begun the process of refinancing the 364-day loan maturing in July that is backed by the company's Rocky Mountain gas reserves. The company plans to refinance a substantial portion of the original $900 million loan at market rates and terms.

         "Reducing our interest expense is a priority. Refinancing at market rates will substantially lower interest expense while maintaining an appropriate level of liquidity," Malcolm said.

         At the end of the first quarter, the company had total debt of approximately $13.8 billion, compared with $14 billion at the end of 2002.

A REDEFINED WILLIAMS

         Since Jan. 1, 2002, Williams has sold or agreed to sell more than 20 assets, resulting in the divestiture of petroleum pipelines, natural-gas and natural-gas-liquids pipelines, retail convenience stores, ethanol plants and two of three refineries.

         "Each asset sale provides a better, clearer view of a new Williams that is stronger and focused on key assets that provide some of the very best opportunities in the natural gas arena," Malcolm said.

         Williams expects that its natural gas asset portfolio going forward will include:

         o GAS PIPELINE. Approximately 14,000 miles of interstate natural gas pipelines, consisting of the 4,000- mile Northwest system and 10,000-mile Transco system. Williams also owns a 50-percent interest in the 581-mile Gulfstream system. These pipelines deliver roughly 12 percent of the natural gas used in the United States, serving some of the highest demand-growth markets in the nation.

         o EXPLORATION & PRODUCTION. Williams' exploration and production business focuses on producing natural gas from tight-sands formations and coal-bed methane reserves in the Piceance, San Juan, Powder River, Arkoma and Green River basins. In 2003, net production - including the effect of properties in the process of being sold - is expected to average approximately 470 million cubic feet per day. At year-end 2002, Williams had proved reserves of 2.8 trillion cubic feet equivalent. In 2003, Williams has sold or agreed to sell roughly 400 billion cubic feet equivalent of its 2002 year-end proved reserves.

         o MIDSTREAM GAS & LIQUIDS. After asset sales, these operations will serve natural gas and oil producers in the Rockies, San Juan Basin and deepwater Gulf Coast. Seventeen natural gas processing and treating plants will have a combined capacity of roughly 5.3 billion cubic feet per day. Williams will also have approximately 8,500 miles of pipeline gathering systems.


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         "We are focused on running our natural gas businesses in the long-term interests of the company, our investors and the communities in which we operate," Malcolm said. "Disciplined cash management still allows us to make disciplined investments in our core businesses."

         Pipeline capacity expansions are under way on both the Transco and Northwest systems. In March, Williams signed a new commercial agreement necessitating additional capacity at its Opal, Wyo., gas-processing plant with minimal additional investment.

ONGOING ITEMS

         Execution of the following items will allow the company to continue to realize benefits from its liquidity management plan:

         o COMPLETING THE SALE OF ASSETS PREVIOUSLY ANNOUNCED. To date in 2003, Williams has sold or reached agreements to sell assets for nearly $2.7 billion in cash and remove nearly $900 million in debt from its balance sheet. This is more than two-thirds of the way toward the company's goal of generating $4 billion in cash this year and early 2004. Remaining divestitures in Williams' plan this year include the company's assets in Alaska, Western Canada, soda ash and selected midstream and production interests.

         o CONTINUING PROGRESS TOWARD SALES OF PARTS OR ALL OF THE ENERGY MARKETING AND TRADING BUSINESS. In the first quarter, Williams reached agreements to sell two risk-management contracts and a power facility totaling $255 million. The company has already closed one of these agreements, receiving $67 million cash. The ongoing objective is to reduce Williams' risk and liquidity requirements related to this business.

         o CONTINUING TO REDUCE ITS COST STRUCTURE. Following the completion of asset sales in which the company already has signed agreements, Williams' work force will be approximately 5,700 people, 1,800 of whom are in Tulsa. Williams closed 2002 with a work force of about 10,000. Sales of additional assets will further reduce the work force size and related support structure. Selling, general and administrative expenses for first quarter 2003 declined $32 million compared to the first quarter 2002.

ANALYST CALL

         Williams' management will discuss the company's first-quarter 2003 financial results during an analyst conference call to be webcast at 10 a.m. Eastern today.

         Participants are encouraged to access the conference via www.williams.com. A limited number of phone lines also will be available at
(800) 314-7867. International callers should dial (719) 867-0640. Callers should dial in at least 10 minutes prior to the start of the discussion.

         Audio replays of the conference call will be available at 5 p.m. Eastern today through midnight on May 20. To access the replay, dial (888) 203-1112. International callers should dial (719) 457-0820. The replay confirmation code is 795524.

         The company also is filing its Form 10-Q today with the Securities and Exchange Commission. The document will be available on both the SEC's and Williams' websites.


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ABOUT WILLIAMS (NYSE:WMB)

Williams, through its subsidiaries, primarily finds, produces, gathers, processes and transports natural gas. Williams' gas wells, pipelines and midstream facilities are concentrated in the Northwest, Rocky Mountains, Gulf Coast and Eastern Seaboard. More information is available at www.williams.com.

CONTACT:            Kelly Swan
                    Williams (media relations)
                    (918) 573-6932

                    Travis Campbell
                    Williams (investor relations)
                    (918) 573-2944

                    Courtney Baugher
                    Williams (investor relations)
                    (918) 573-5768



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Portions of this document may constitute "forward-looking statements" as defined by federal law. Although the company believes any such statements are based on reasonable assumptions, there is no assurance that actual outcomes will not be materially different. Any such statements are made in reliance on the "safe harbor" protections provided under the Private Securities Reform Act of 1995. Additional information about issues that could lead to material changes in performance is contained in the company's annual reports filed with the Securities and Exchange Commission.